Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements No. 333-130315, No. 333-132489 and No. 333-138341 on Form S-3 and Registration Statements No. 333-122737 and No. 333-129781 on Form S-8 of our reports dated March 16, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting for share-based payments, changes in accounting for conditional asset retirement obligations and for changes in accounting for purchases and sales of inventory with the same counterparty) and management’s report on the effectiveness of internal control over financial reporting, relating to the consolidated financial statements of Copano Energy, L.L.C., and our report dated March 29, 2005, relating to the financial statements of Webb/Duval Gatherers for the year ended December 31, 2004, all appearing in this Annual Report on Form 10-K of Copano Energy, L.L.C. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP

Houston, Texas
March 16, 2007